Exhibit 10.1
LEASE AGREEMENT
     THIS LEASE AGREEMENT (“Lease”) is between Landlord and Tenant as of the Date of Lease.
W I T N E S E T H:
     1. Premises and Term. In consideration of the obligation of Tenant to pay Rent (as defined in Paragraph 4(g)), and in consideration of the other terms, provisions and covenants hereof, Landlord hereby leases to Tenant, and Tenant hereby takes from Landlord the Premises designated on the Data Sheet, as shown crosshatched on the plan attached hereto as Exhibit A, which Premises are located in the Building, together with all rights, privileges, easements, appurtenances, and immunities belonging to or in any way pertaining to the Premises.
     TO HAVE AND TO HOLD the same for the Term, provided, however, that in the event the Commencement Date is a date other than the first day of a calendar month, said Term shall be extended for said number of months in addition to the remainder of the calendar month following the Commencement Date, and provided further that if Tenant begins to conduct business in all or any portion of the Premises before the Commencement Date, all terms and conditions of this Lease shall apply to such period, except that, on the Commencement Date, and in addition to any other Rent due and payable on the Commencement Date pursuant to this Lease, Tenant shall pay to Landlord a rental in respect of the period from the date Tenant begins to conduct business in the Premises to the Commencement Date, which rental shall be that proportion of Rent payable for the first year of the Term which the number of days in such period bears to 365.
     Notwithstanding the foregoing, if the Premises shall, on the scheduled Commencement Date of the Term, not be ready for occupancy by the Tenant due to the possession or occupancy thereof by any person not lawfully entitled thereto, or because construction has not yet been completed, or by reason of any Building operations, repair or remodeling to be done by Landlord, Landlord shall use good faith efforts to complete such construction, Building operations, repair or remodeling and to deliver possession of the Premises to Tenant. Landlord, using such good faith efforts, shall not in any way be liable for failure to obtain possession of the Premises for Tenant or to timely complete such construction, Building operations, repair or remodeling, but the Rent payable by Tenant under this Lease shall abate until the date Landlord is able to tender possession of the Premises to Tenant, which date shall be deemed the “Commencement Date;” and the Term shall be automatically extended so as to include the full number of months stated on the Data Sheet except that if the Commencement Date is other than the first day of a calendar month, such Term shall also be extended for the remainder of the calendar month in which possession is tendered.
     The taking of possession by Tenant shall be deemed conclusively to establish that the Premises (a) have been completed in accordance with the provisions of the Work Letter Agreement attached hereto as Exhibit B, (b) are in good and satisfactory condition as of when possession was so taken and (c) consist of the number of rentable square feet stated on the Data Sheet, it being understood and agreed that the number of rentable square feet in the Premises shall include a proportionate share of a mechanical room serving the Premises and other premises in the Building. Upon delivery of the Premises, Tenant shall execute and deliver to Landlord a letter of accepting the Premises and confirming the Commencement Date, such letter to be in the form attached hereto as Exhibit E.
     2. Base Rent, Late Payment Charges and Security Deposit.
     (a) Base Rent. Tenant agrees to pay to Landlord Base Rent for the Premises, in advance, without demand, deduction or set off, for the entire Term at the rate stated in the Data Sheet, except that the monthly installments payable for the first twelve months of the Term, which otherwise would be due on the first day of each month beginning on the Commencement Date shall be due on the Date of Lease. Beginning on the first day of the thirteenth (13th) full calendar month of the Term and thereafter, one such monthly installment shall be due and payable without deduction or setoff and without demand on or before the first day of each calendar month during the Term and any renewal term.
     (b) Late Charge; Interest. If Tenant fails to pay any installment of Rent, including any amount treated as Additional Rent (as defined in Paragraph 4(g)) of this Lease, or other sums hereunder prior to the date such installment or other charge becomes delinquent pursuant to Paragraph 18, Tenant shall pay to Landlord on demand a late charge of $500.00 for each late installment or other charge to help defray the additional cost to Landlord for processing such late payments, and such late charge shall be Additional Rent. In addition to the foregoing, to the extent Rent is not paid on or before the date the same becomes delinquent pursuant to Paragraph 18, all unpaid Rent shall accrue interest from the first day of each month at a rate which is the lesser of (i) eighteen percent (18%) per annum; or (ii) the highest amount permitted by applicable law and such interest shall constitute Additional Rent and shall be payable with the next installment of Base Rent falling due. The provision for the payment of such late charge and interest shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.
     (c) Security Deposit. Tenant agrees to deposit with Landlord on the date hereof the Security Deposit as stated on the Data Sheet, which Security Deposit shall be held by Landlord, without interest, as security for the performance of Tenant’s covenants and obligations under this Lease, it being expressly understood and agreed that such deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon the occurrence of any Event of Default (as defined below) by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, apply such Security Deposit to any arrears of Rent or other payments due Landlord under this Lease, and any other damage, injury, expense or liability caused by such Event of Default without waiving such Event of Default, and Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount, which amount shall constitute Additional Rent. Although the Security Deposit shall be deemed the property of Landlord, subject to the provisions of Paragraph 27(a), any remaining balance of such Security Deposit shall be returned by Landlord to Tenant at such time after termination of this Lease that all of Tenant’s obligations under this Lease have been fulfilled.
     3. Use. The Premises shall be used only for the Use stated on the Data Sheet and for such other lawful purposes as may be incidental thereto. Outside storage, including without limitation, trucks and other vehicles, garbage containers and outdoor furniture are prohibited without Landlord’s prior written consent. Tenant shall, at its own cost and expense, obtain any and all licenses and permits necessary for Tenant’s Use. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the Use of the Premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisance in or upon, or connected with, the Premises, all at Tenant’s sole expense. Tenant shall not receive, store or otherwise handle on the Premises any product, material or merchandise which is explosive or highly flammable. Tenant will not permit the Premises to be used for any purpose or in any manner (including without limitation any method of storage) which would render the insurance on the Building or the property on which the Phase is located (“Property”) void or the insurance risk more hazardous or cause the State Board of insurance or other insurance authority to disallow any sprinkler credits. If any increase in the fire and extended coverage insurance premiums paid by Landlord for the Building is caused by Tenant’s use and occupancy of the Premises, then Tenant shall pay to Landlord the amount of such increase, upon demand, as Additional Rent.
     4. Operating Costs; Additional Rent.
     (a) Operating Costs. Upon demand, Tenant shall pay to Landlord, during the Term, Tenant’s proportionate share of Operating Costs, as defined below, calculated on the basis of Tenant’s Proportionate Share stated on the Data Sheet.
     As used in this Lease, the term “Operating Costs” shall mean any and all expenses, costs and disbursements of any kind and nature whatsoever incurred by Landlord in connection with the ownership, management, maintenance, operation and repair of the Property, the Phase or the Building which Landlord shall pay or become obligated to pay in respect of a calendar year (regardless of when such Operating Costs were incurred). Operating Costs shall include, without limitation, the costs of maintenance, repairs, and, subject to the provisions of Paragraph 5 hereof, replacements to the Building, including, downspouts, gutters, painting, sprinkler systems, roof and walls; the costs of maintaining and repairing parking lots, parking structures and easements; property management fees, salaries, fringe benefits and related costs payable to employees of Landlord’s Managing Agent whose duties are connected with the Property; insurance costs, all heating and air conditioning costs, electricity, sewer and water and other utility costs not separately metered to tenants, landscape maintenance, trash and snow removal, Taxes, as defined in Paragraph 4(f), and costs and expenses incurred by Landlord in protesting any assessments, levies or the tax rate, provided, however, that Operating Costs shall not include the following: (i) costs of alterations of any tenant’s premises, including the Premises; (ii) costs of curing construction defects to the base Building; (iii) depreciation; (iv) interest and principal payments on mortgages, and other debt costs; (v) real estate brokers’ leasing commissions or compensation; (vi) any cost or expenditure (or portion thereof) for which Landlord is reimbursed, whether by insurance proceeds or otherwise; (vii) cost of any service furnished to any other occupant of the Building which Landlord does not provide to Tenant hereunder; and (viii) the full replacement of (A) roofs, (B) exterior walls (as defined in Paragraph 5) and (C) foundations. Notwithstanding anything contained herein to the contrary, any capital improvements to the Building, including, without limitation, structural repairs or replacements to the Building, any capital improvements made after the Date of Lease which are intended to reduce Operating Costs or any capital improvements which are required under any governmental laws, regulations, or ordinances which were not applicable to the Building at the time it was constructed, including, without limitation, the ADA (as defined in Paragraph 5 hereof), shall be included in Operating Costs.

     (b) Estimated Operating Costs. Promptly after the commencement of this Lease and during January of each year or as soon thereafter as practicable, Landlord shall give Tenant written notice of its estimate of amounts payable under Paragraph 4(a) for such calendar year. On or before the first day of each month thereafter, Tenant shall pay to Landlord one/twelfth (1/12th) of such estimated amounts, provided that if such notice is not given in January, Tenant shall continue to pay on the basis of the prior year’s estimate until the first day of the month after the month in which such notice is given, at which time, in addition to paying the first installment of the estimated amount provided by Landlord for such year, Tenant shall also pay the difference, if any, between the current year’s estimate and the previous year’s estimate for the period from January 1 of such year through the last day of the month in which the notice was given. If at any time it appears to Landlord that the amounts payable under Paragraph 4(a) for the then current calendar year will vary from its estimate by more than five percent (5%). Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate.
     Within ninety (90) days after the end of each calendar year or as soon thereafter as practicable, Landlord shall deliver to Tenant a summary of the total Operating Costs for the previous calendar year and Tenant’s proportionate share thereof which shall be based upon Tenant’s Proportionate Share as stated in the Data Sheet. If such summary shows an amount due from Tenant that is less than the estimated payments previously paid by Tenant (the “Excess Amount”), Landlord shall credit the Excess Amount against Operating Costs next falling due hereunder until the Excess Amount is exhausted; provided however, that if the summary shows an Excess Amount for the year in which this Lease expired, the summary shall be accompanied by a refund of the Excess Amount to Tenant. If such summary shows an amount due from Tenant that is more than the estimated payments previously paid by Tenant, Tenant shall pay the deficiency to Landlord, as Additional Rent, within thirty (30) days after delivery of the summary.
     (c) Right to Audit. Tenant or its representatives shall have the right to examine Landlord’s books and records of Operating Costs during normal business hours within twenty (20) days following the furnishing of the summary to Tenant. Unless Tenant takes written exception to any item within thirty (30) days following the furnishing of the summary to Tenant (which item shall be paid in any event), such summary shall be considered as final and accepted by Tenant.
     (d) Accrual Accounting. If Landlord selects the accrual accounting method rather than the cash accounting method for operating expense purposes, Operating Costs shall be deemed to have been paid when such expenses have accrued.
     (e) Taxes. Landlord agrees to pay before they become delinquent all taxes, installments of special assessments and governmental charges of any kind and nature whatsoever, (herein collectively referred to as “Taxes”) lawfully due and payable with respect to the Building, the Phase and the Property. In addition, Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Premises. If any such taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes.
     (f) Change in Method of Taxation. If at any time during the Term, the present method of taxation shall be changed so that in lieu of the whole or any part of any Taxes (including personal property taxes described in Paragraph 4(e) hereof), assessments or governmental charges levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the Rent or any portion thereof and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such Rent or any portion thereof for the present or any future building or buildings on the Property, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof.
     (g) Definition of “Rent”. Any amounts in addition to Base Rent and Operating Costs, including, without limitation, any costs payable by Tenant to Landlord stated in the Work Letter Agreement attached hereto as Exhibit B, chargebacks for work performed by Landlord for the benefit of Tenant, if any, and other costs payable by Tenant to Landlord hereunder, if any, (collectively the “Additional Rent”) shall be an obligation of Tenant hereunder and all such Additional Rent shall be due and payable upon demand. Base Rent, Operating Costs and Additional Rent may be referred to collectively as “Rent.”

     5. Landlord’s Responsibilities. Except for reasonable wear and tear and any casualty against which Tenant was obligated to insure under this Lease, Landlord shall maintain all parts of the Building, other than other tenants’ premises and the Premises, making all necessary repairs and replacements, whether ordinary or extraordinary, structural or nonstructural, including downspouts, gutters, irrigation sprinkler system; regularly mow any grass, remove weeds and perform general landscape maintenance; and maintain and repair the parking lot and driveway areas; provided however, that Landlord shall be responsible, at its sole cost and expense, for the full replacement of roofs, exterior walls and foundations and for the compliance with Title III of the Americans With Disabilities Act of 1990, as amended as of the Date of Lease (the “ADA”), as to the exterior walls of the Premises, including access to the Building and maintenance of parking. Tenant shall immediately give Landlord written notice of any defect or need for repairs. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect. The term “exterior walls” as used in this Lease shall not include windows, glass or plate glass, doors, special store fronts or office entries.
     6. Tenant’s Responsibilities.
     (a) Maintenance of Premises. Tenant shall, at its own cost and expense, keep and maintain all parts of the Premises (except as provided in Paragraph 5) in good condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass and plate glass, doors, any special entry, interior walls and finish work, floors and floor covering, heating and air conditioning systems, electrical systems, dock boards, truck doors, dock bumpers, dock seals, plumbing work and fixtures, termite and pest extermination, regular removal of trash and debris and keeping the parking areas, driveways, alleys and the whole of the Premises in a clean and sanitary condition, and Tenant shall comply with the ADA. Tenant shall not be obligated to repair any damage caused by fire, tornado or other casualty covered by the insurance to be maintained by Landlord pursuant to Paragraph 12(a), except that Tenant shall be obligated to repair all wind damage to glass unless caused by a tornado.
     (b) Damage to Demising Walls. Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole cost and expense, promptly repair any damage or injury to any demising wall caused by Tenant or its employees, agents or invitees.
     (c) Parking. Tenant and its employees, customers and licensees shall have the nonexclusive right to use, in common with the other parties occupying the Phase, common parking areas, if any (exclusive of any parking or work load areas designated or to be designated by Landlord for the exclusive use of Tenant or other tenants occupying or to be occupying other portions of the Phase), driveways and alleys adjacent to the Building, subject to such reasonable rules and regulations as Landlord may from time to time prescribe.
     (d) Preventive Maintenance. Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment serving the Premises. The maintenance contractor and the contract must be approved by Landlord. The service contract must include all services suggested by the equipment manufacturer in the operation/maintenance manual and must become effective (and a copy thereof delivered to Landlord) within thirty (30) days after the date Tenant takes possession of the Premises.
     (e) Costs Payable by Tenant. Upon demand by Landlord, Tenant shall pay, as Additional Rent, the cost and expense of repairing any damage to the Premises resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, servants, employees, contractors, patrons, customers, or any other person entering upon the property as a result of Tenant’s business activities or caused by Tenant’s default hereunder to the extent the cost of repairing such damage is not reimbursed by the insurance to be maintained by Landlord under Paragraph 12(a).
     7. Alterations; Condition of Premises Upon Expiration. Tenant shall not make any alterations, additions or improvements to the Premises (including but not limited to roof and wall penetrations) without the prior written consent of Landlord. Tenant may, without the consent of Landlord, but at its own cost and expense and in a good workmanlike manner erect such shelves, bins, machinery and trade fixtures as it may deem advisable, without altering the basic character of the Building and without overloading or damaging such Building, and in each case complying with all applicable governmental laws, ordinances, regulations and other requirements. Prior to commencing any such alterations, additions or improvements Tenant shall provide such assurances to Landlord, including, without limitation, waivers of lien, surety company performance and payment bonds and/or personal guaranties of persons of substance, as Landlord shall require to assure payment of the costs thereof and to protect Landlord against any loss from mechanics’, laborers’, materialmen’s or other liens. All alterations, additions, installations, improvements and partitions erected by

Tenant, including, without limitation, all telephone and data communications cabling (“Cabling”), shall be and remain the property of Tenant during the Term and Tenant shall, unless Landlord otherwise elects as provided below, remove all alterations, additions, installations, improvements and partitions, including, without limitation, the Cabling, erected or installed by Tenant and restore the Premises to their original condition by the earliest of (a) the Expiration Date, (b) the date of termination of this Lease prior to the Expiration Date or (c) the vacating of the Premises without termination of this Lease (said earliest date may be referred to as the “Restoration Date”); provided, however, that if Landlord so elects, in writing, prior to the Restoration Date, such alterations, additions, installations, improvements, partitions and Cabling (other than trade fixtures and personal property of Tenant) shall become the property of Landlord as of the Restoration Date and shall be delivered to the Landlord with the Premises. All shelves, bins, machinery and trade fixtures installed by Tenant shall be removed by Tenant by the Restoration Date if required by Landlord, and upon any such removal Tenant shall restore the Premises to their original condition. All such removals and restoration shall be accomplished in a good and workmanlike manner and shall not damage the primary structural qualities of the Building.
     8. Signs/Window Coverings. All signage visible from the exterior of the Premises shall, at all times, comply with Exhibit D. Tenant shall not, without the prior written consent of Landlord, install or affix any window coverings, draperies, signs, window or door lettering or advertising media of any type on the Property, the Building or in or on the Premises which are visible from the exterior of the Building. Tenant shall remove any permitted signs and window coverings, but not blinds, not later than the Restoration Date. Any such installations and removals shall be made in such manner as to avoid injury or defacement of the Building and other improvements, and Tenant shall repair any injury or defacement, including, without limitation, discoloration caused by such installation and/or removal.
     9. Inspection. Landlord and Landlord’s agents and representatives shall have the right to enter and inspect the Premises at any reasonable time for the purpose of ascertaining the condition of the Premises or in order to make such repairs and perform such actions as may be required or permitted to be made by Landlord under the terms of this Lease. Landlord and Landlord’s agents and representatives shall have the right to enter the Premises at any reasonable time for the purpose of showing the Premises and, during the period that is six (6) months prior to the end of the Term, Landlord and Landlord’s agents shall have the right to erect a sign on the Premises indicating the Premises are available for lease.
     10. Utilities. Tenant shall pay for all water, gas, heat, light, power, telephone, sewer and sprinkler charges and other utilities and services separately metered for the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and shall furnish and install all replacement electric light bulbs and tubes. Landlord shall not be liable for any interruption or failure of utility services, communications or data services serving the Building or the Premises arising from any cause whatsoever.
     11. Assignment and Subletting.
     (a) Assignment and Subletting. Tenant shall not have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, without the prior written consent of Landlord, and such restrictions shall be binding upon any assignee or subtenant to which Landlord has consented. The foregoing prohibition includes, without limitation, any subletting or assignment which would otherwise occur by merger, consolidation, reorganization, transfer or other change in Tenant’s corporate, partnership or proprietary structure. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the Rent and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided or provided by law, may, at its option, collect directly from any assignee or subtenant all amounts due and becoming due to Tenant under such assignment or sublease and apply such amounts against any sums due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations hereunder. Landlord’s acceptance of any Rent following any assignment or other transfer prohibited by this Paragraph 11 shall not be deemed to be a consent by Landlord to such assignment or other transfer (including, without limitation, a prohibited sublease) nor shall the same be deemed a waiver of any right or remedy of Landlord hereunder for breach of this Paragraph 11.
     If Landlord grants its consent to any sublease or assignment, Tenant shall pay Landlord, as Additional Rent (a) one hundred percent (100%) of’ amounts payable to Tenant under the sublease or assignment and (b) Landlord’s attorneys’ fees incurred with respect to such assignment or sublease. In addition, if Tenant has any options to extend or renew the Term, such options shall not be available to any subtenant or assignee, directly or indirectly. If Tenant assigns this Lease or sublets all or a portion of the Premises without first obtaining Landlord’s consent, as required by this Paragraph 11(a), said assignment or sublease shall be null and void and of no force or effect. Landlord’s consent to an assignment, sublease or other transfer of any interest of Tenant in this Lease or in the Premises shall not be deemed to be a consent to any subsequent assignment, transfer, use or occupation.
     Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation on the part of Landlord with respect to this Lease, and any commissions which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant to subparagraph (b) below and rented by Landlord to the proposed tenant or any other tenant.
     (b) Right of Recapture. In addition, but not in limitation of, Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting or assignment, to terminate this Lease, or in the case of a proposed subletting of less than the entire Premises, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice thereof within thirty (30) days following Landlord’s receipt of Tenant’s written notice as required above. If this Lease shall be terminated with respect to the entire Premises pursuant to this subparagraph, the Term shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been the Expiration Date. If Landlord recaptures only a portion of the Premises under this subparagraph, the Base Rent during the remainder of the Term shall abate proportionately based on the Base Rent payable hereunder as of the date immediately prior to such recapture.
     12. Fire and Casualty Damage.
     (a) Notice of Casualty. If the Building should be damaged or destroyed by fire, tornado or other casualty, Tenant shall give immediate oral and written notice thereof to Landlord’s Managing Agent.
     (b) Termination of Lease. If the Building should be damaged or destroyed by fire, tornado or other casualty, or if it should be so damaged thereby that rebuilding or repairs cannot in Landlord’s estimation be completed within two hundred (200) days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall terminate and Base Rent and Operating Costs shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.
     (c) Repair of Premises. If the Building should be damaged by any peril covered by the insurance to be provided by Landlord under Paragraph 14(a), but only to such extent that rebuilding or repairs can, in Landlord’s estimation, be completed within two hundred (200) days after the date upon which Landlord is notified by Tenant of such damage (except that Landlord may elect not to rebuild if such damage occurs during the last year of the Term), this Lease shall not terminate, and Landlord shall, at its sole cost and expense, proceed with reasonable diligence to rebuild and repair the Building to substantially the condition in which it existed prior to such damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, Base Rent and Operating Costs payable hereunder during the period in which the Premises are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In the event that Landlord should fail to complete such repairs and rebuilding within two hundred (200) days after the date upon which Landlord is notified by Tenant of such damage (unless any such delay is due to changes, deletions or additions in construction requested by Tenant, strikes, lockouts, casualties, force majeure, war, material or labor shortages, governmental regulation or control or other causes beyond the reasonable control of Landlord, in which event such period shall be extended for the amount of time Landlord is so delayed), Tenant may at its option, upon thirty (30) days prior written notice, terminate this Lease as Tenant’s exclusive remedy, whereupon all rights and obligations of the parties to each other under this Lease shall cease and terminate.
     (d) Application of Proceeds. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises or the Building requires that the insurance proceeds be applied to such indebtedness, the Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon all rights and obligations of the parties to each other under this Lease shall cease and terminate.
     (e) Removal of Personal Property. In the event of any damage to the Building or the Premises by any peril contemplated by this Paragraph 12, Tenant shall, promptly after the occurrence of such damage and at its sole cost and expense, remove from the Premises any personal property on the Premises belonging to any of Tenant, its agents, employees, contractors, licensees or invitees. Tenant hereby indemnifies, holds harmless and agrees to defend Landlord from any loss, liability, damage, judgment, cost or expense, including attorneys’ fees through all appellate levels arising out of any claim of damage or injury by any of Tenant, its agents, employees, contractors, licensees or invitees as to itself or themselves or their respective properties arising as a result of the removal or failure to remove such personal property. Landlord and Tenant agree that Landlord shall have no obligation to secure the Building or the Premises in the event of a casualty and that the risk of loss, by destruction, theft or otherwise, to the personal property of Tenant, its agents, employees, contractors, licensees or invitees shall be borne, as between Landlord and Tenant, entirely by Tenant.
     13. Liability, Waiver and Release.
     (a) No Liability. Landlord shall not be liable for and Tenant will indemnify and hold Landlord harmless from any loss, liability, claims, suits, costs and expenses, including attorneys’ fees, arising out of any claim of injury or damage on or about the Premises arising from any cause whatsoever other than Landlord’s gross negligence or willful misconduct. Landlord shall not be liable to Tenant or Tenant’s agents, employees, contractors, licensees or invitees for any damage to persons or property arising from any cause whatsoever except Landlord’s gross negligence or willful misconduct and Tenant assumes all risks of damage to such persons or property. Landlord shall not be liable or responsible for any loss or damage to any property or person occasioned by theft, fire, force majeure, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or other matter beyond control of Landlord, or for any injury or damage or inconvenience, which may arise through repair or alteration of any part of the Building, or failure to make repairs, or from any cause whatever except Landlord’s willful acts or gross negligence.
     (b) Waiver and Release. Except as provided below, each of Landlord and Tenant agrees to rely entirely upon its own property insurance with respect to any damage, loss or injury to its property.
     Each of Landlord and Tenant hereby releases the other and the other party’s directors, officers, employees, agents and others acting on the other party’s behalf (collectively, the “released parties”) from all claims and all liability or responsibility to the releasing party and to any person claiming through or under the releasing party, by way of subrogation or otherwise, for any loss or damage to the releasing party’s business or property caused by fire or other peril, even if such fire or other peril was caused in whole or in part by the negligence or other act or omission of one or more of the released parties. Notwithstanding the foregoing, the release from liability and waiver or subrogation provided for shall (i) only be effective to the extent that the loss or damage to the releasing party’s business or property is actually covered by insurance; and (ii) not apply to the extent of any deductible (or deductibles) applying under such insurance.
     14. Insurance.
     (a) Landlord’s Insurance. Landlord shall maintain in effect at all times during the Term a policy or policies of insurance insuring the Building against loss or damage by fire, explosion or other insurable hazards and contingencies for the full replacement value. Landlord shall not insure any personal property of Tenant or any additional improvements which Tenant may construct or install on the Premises. Landlord may self-insure the exposures described above. Subject to the provisions of Paragraphs 12(b), 12(c) and 12(d), such insurance shall be for the sole benefit of Landlord and under its sole control.
     (b) Tenant’s Insurance.
          (i) Tenant shall, at its sole cost and expense, maintain in effect at all times during the Term a commercial general liability insurance policy, on an “occurrence” rather than on a “claims made” basis, with a total combined policy limit of at least $2,000,000.00. The policy shall include, but not be limited to, coverages for Bodily Injury, Property Damage, Personal Injury and Contractual Liability (applying to this Lease), or an equivalent form (or forms) affording coverage at least as broad. Landlord and Landlord’s Managing Agent shall be named as Additional Insureds under the policy.
          (ii) Tenant shall, at its sole cost and expense, maintain in effect at all times during the Term, a policy or polices of insurance covering all of Tenant’s improvements, fixtures, inventory and other personal property in the Premises against loss by fire and other hazards covered by an “all-risk” form of policy, in an amount equal to the full replacement cost thereof, without deduction for physical depreciation. Such insurance shall include Valuable papers and Records coverage providing for the Reproduction Costs measure of recovery and coverage for damage to Electronic Data Processing Equipment and Media, including coverage of the perils of mechanical breakdown and electronic disturbance.
          (iii) Tenant shall, at its sole cost and expense, maintain in effect at all times during the Term, a policy of insurance covering business interruption for a period of at least 365 days.
          (iv) If the use of the Premises by Tenant increases the premium rate for insurance carried by Landlord on the Building, Tenant shall pay Landlord, upon demand, as Additional Rent, the amount of such premium increase.
          (v) Tenant, upon actual knowledge or receipt of written notice by Landlord, shall not carry any stock of goods, inventory, or Hazardous Substances (as defined in this Lease) or do anything in or about the Premises which will in any way impair or invalidate the obligation of the insurer under any policy of insurance required by this Lease.
          (vi) Insurance policies required by this Paragraph 14(b) shall be in a form reasonably acceptable to Landlord, with an insurer or insurers having a Best rating of A-,X or better and qualified to do business in the State of Minnesota, and shall require at least thirty (30) days prior written notice to Landlord (and, if requested by Landlord, Landlord’s mortgagee(s)), of termination, cancellation, non-renewal or material alteration. The liability insurance under subparagraph 14(b)(i) shall be primary with respect to Landlord and its agents and not participating with any other available insurance.
     Prior to the Commencement Date, on each anniversary of the Commencement Date and at such other times as Landlord may request, Tenant shall deliver to Landlord a certificate evidencing such policies, or other evidence reasonably satisfactory to Landlord, confirming (A) the terms of the insurance, (B) that the premiums have been paid at least one (1) year in advance, and (C) that the policies are in full force and effect. If Tenant has a blanket insurance policy providing coverage for several properties of Tenant, including the Premises, Landlord will accept a certificate of such insurance, provided:
(1) the certificate states the amounts of insurance and types of coverage;
(2) the amounts are at least equal to the amounts that would be required in this Lease; and
(3) the policy complies with the other requirements in this Lease.
     15. Condemnation.
     (a) Total Taking. If the whole or any substantial part of the Building is taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Premises or the Building for the purpose of which they are being used, this Lease shall terminate and the Base Rent and Operating Costs shall be abated during the unexpired portion of this Lease effective when the physical taking of the Property shall occur.
     (b) Partial Taking. If part of the Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in the subparagraph above, this Lease shall not terminate but the Base Rent and Operating Costs payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances.
     (c) Awards. In the event of any such taking or private purchase in lieu thereof, Landlord and Tenant shall each be entitled to receive and retain such separate awards and/or portion of lump sum awards as may be allocated to their respective interests in any condemnation proceedings, provided that Tenant shall not be entitled to receive any award for Tenant’s loss of its leasehold interest or other property which would have become the property of Landlord upon termination of this Lease; the right to such award being hereby assigned to Landlord.
     16. Holding Over. Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord. If Tenant retains possession of the Premises or any part thereof after such termination, then, subject to the last sentence of this Paragraph, such holding over shall constitute creation of a month to month tenancy, upon the terms and conditions of this Lease; provided, however, that the monthly rental for such holding over shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as Additional Rent, be equal to two hundred percent (200%) of the Rent being paid monthly to Landlord under this Lease immediately prior to such termination. In addition to and not in limitation of the foregoing, Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the Premises. The provisions of this Paragraph shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any rent or other sums or any other act in apparent affirmance of the tenancy operate (a) as an extension of the Term; (b) a waiver of Landlord’s right to terminate Tenant’s right to possession of the Premises; or (c) a waiver of the right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed.
     17. Quiet Enjoyment. Landlord covenants that it now has, or will acquire before Tenant takes possession of the Premises, insurable title to the Premises. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, upon paying the Rent and performing its other covenants and agreements under this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term, subject to the terms and provisions of this Lease.
     18. Events of Default. Each of the following events shall be deemed to be an Event of Default by Tenant under this Lease:
     (a) Tenant shall fail to pay any installment or other payment of Rent required herein when due, and such failure shall continue for a period of five (5) days from the date such payment was due;
     (b) Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors;
     (c) Tenant shall file a petition under any section or chapter of the federal bankruptcy laws, or under any similar law or statute of the United States or any State, including, without limitation, a liquidation, rehabilitation or other insolvency statute, whether now or hereafter in effect; or an order for relief shall be entered against Tenant in any such bankruptcy or insolvency proceedings filed against Tenant thereunder or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder;
     (d) A receiver or trustee shall be appointed for all or substantially all of the assets of Tenant;
     (e) Tenant shall generally not pay its debts as such debts become due;
     (f) Tenant shall vacate or abandon all or a substantial portion of the Premises; provided however, that such vacation or abandonment shall not constitute a default hereunder unless, in Landlord’s reasonable estimation, Tenant has failed to comply with its obligations to maintain the Premises as required under this Lease;
     (g) Tenant shall fail to discharge any lien placed upon the Premises in violation of Paragraph 22 hereof;
     (h) Tenant shall fail to insure and provide evidence of such insurance in accordance with Paragraph 14(b);
     (i) Tenant shall fail to relocate to New Premises pursuant to Paragraph 26, it being understood and agreed that Tenant shall not be entitled to the benefit of Paragraph 16 as a result of such failure; or
     (j) Tenant shall fail to comply with any term, provision or covenant of this Lease (other than the foregoing in this Paragraph 18), and shall not cure such failure within twenty (20) days after written notice thereof from Landlord to Tenant.
     19. Remedies. Upon the occurrence of any of such events of default described in Paragraph 18 hereof, Landlord shall have the option to pursue any one or more of the following remedies without any further notice or demand whatsoever.
     (a) Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease;

     (b) Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of this Lease, Tenant shall surrender possession and vacate the Premises immediately and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event with or without process of law and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or within the Premises and to alter all locks and other security devices at the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom. Tenant hereby waives any right to claim damage for such re-entry and expulsion, and such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay all Rent payable by Tenant hereunder, for the Term or any other right given to Landlord hereunder or by operation of law;
     (c) Landlord may, but need not, relet the Premises or any part thereof for such Rent and upon such terms as Landlord, in its sole discretion, shall determine (including the right to relet the Premises as part of a larger area and the right to change the character or the use made of the Premises), and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. In any such case, Landlord may make repairs, alterations and additions in or to the Premises, and redecorate the same to the extent Landlord deems necessary or desirable, in its sole discretion. All Rent and other sums received by Landlord from any such reletting shall be applied as follows: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such alterations and repairs; third, to the payment of Landlord’s expenses of reletting, including, without limitation, broker’s commissions, reasonable attorney fees and lease inducements, such as moving or leasehold improvement allowances; fourth, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. If such Rent and other sums received from such reletting during any month be less than the Rent to be paid during said month by Tenant hereunder, Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Notwithstanding any such re-entry by Landlord, Landlord may at any time hereafter elect to terminate this Lease for such previous breach.
     (d) Tenant acknowledges that the damages Landlord would incur in connection with terminating this Lease following a default by Tenant would be difficult to estimate or ascertain. Therefore, Tenant agrees that, in the event Landlord elects to terminate this Lease, Landlord may, in addition to other remedies available at law or in equity, declare all Rent payable under this Lease immediately due and payable and recover from Tenant, as liquidated damages, and not as a penalty, an amount equal to the sum of the following; (i) all unpaid Rent that is payable by Tenant hereunder and that accrues through the effective date of termination; plus (ii) the cost of repairs, alterations and/or redecoration of the Premises that Landlord determines are necessary, in landlord’s sole discretion; plus (iii) a sum of money equal to the entire amount of Rent that would be payable under the Lease for the lesser of (A) the three (3) year period commencing upon the effective date of termination, or (B) the period commencing upon the effective date of termination and ending upon the original date of the expiration of the Term, which amount shall be immediately due and payable upon demand, but which amount shall be discounted to present value using a discount rate equal to the discount rate of the Federal Reserve Bank of Minneapolis as of the date of termination plus one percent (1%); plus (iv) to the extent not included in the calculation of Rent payable pursuant to subparagraph (ii) above, a sum of money equal to the remaining principal balance of the original cost of any leasing commissions and leasehold improvements in the Premises paid for by Landlord on the effective date of termination, together with interest at a rate of twelve percent (12%) per annum amortized over the entire Term, assuming amortization based upon equal monthly payments of principal and interest. For purposes of calculating the amount of Rent that would be payable under the Lease for the period succeeding the effective date of termination, such Rent shall be computed on the basis of the average monthly amount of Rent accruing during the twenty-four (24) month period immediately preceding the default to which such termination relates (exclusive of any months in which Tenant received “free” or abated Base Rent concessions); provided, however, if the default occurs prior to the expiration of the first twenty-four (24) months of the Lease, then the Rent shall be computed on the basis of the average monthly amount of Rent accruing during all months preceding the month in which said default occurred (exclusive of any months in which Tenant received “free” or abated Base Rent concessions).
     (e) Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed and stored, as the case may be, by or at the direction of Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.
     (f) Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by the Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of the payment of Rent or other payments hereunder after the occurrence of an Event of Default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default or of Landlord’s right to enforce any such remedies with respect to such default or any subsequent default.
     20. Landlord’s Lien. Landlord reserves (and Tenant hereby grants to Landlord) a security interest in all fixtures, equipment, personal property (tangible and intangible, including, without limitation, accounts) of Tenant now or hereafter located in or on the Premises to secure all sums due from and all obligations to be performed by Tenant hereunder, which lien and security interest may be enforced by Landlord in any manner provided by law, including, without limitation, under and in accordance with the Uniform Commercial Code, as enacted in the State of Minnesota, including without limitation the right to sell the property described in this Paragraph 20 at public or private sale upon five (5) days notice to Tenant.
     21. Mortgages. This Lease is and shall be subject and subordinate to any mortgage(s) now or at any time hereafter constituting a lien or charge upon the Property or the Premises, provided, however, that if the holder of any such mortgage elects to have Tenant’s interest in this Lease superior to any such instrument, then by notice to Tenant from such holder, this Lease shall be deemed superior to such lien, whether this Lease was executed before or after said mortgage. Tenant shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage.
     22. Mechanic’s Liens. Tenant shall keep the Premises and the Property free from any mechanics’, materialmen’s, contractors’ or other liens arising from, or any claims for damages growing out of, any work performed, materials furnished or obligations incurred by or on behalf of Tenant. If such a lien is filed against the Premises or the Property or any portion thereof as a result of work performed, materials furnished or obligations incurred by or on behalf of Tenant, Tenant, at its sole cost and expense, shall cause such lien to be removed within five (5) calendar days after Tenant becomes aware of the filing of such lien. Tenant hereby agrees to defend and indemnify Landlord and to hold Landlord harmless from and against any such lien or claim or action thereon, and shall reimburse Landlord, as Additional Rent for Landlord’s costs of suit and all attorneys’ fees and costs incurred in connection with the removal of any such lien, claim or action. Landlord hereby reserves the right, at any time and from time to time during the construction of the Premises or any subsequent alteration to enter onto the Premises and post and review notices in accordance with Minn. Stat. §514.06, as the same may be amended.
     23. Notices. All Rent payments, bills, statements, notices or communications, required or desired to be given hereunder shall be in writing and shall be deemed effective and received (a) upon personal delivery; (b) five (5) days after deposit in the United States mail, certified mail, return receipt requested, postage prepaid; or (c) one (1) business day after deposit with a national overnight air courier, fees prepaid, to Landlord or Tenant, as the case may be, at the notice or Rent payment addresses for each party stated on the Data Sheet. Either party may designate an additional or another address upon giving written notice to the other party at the address for notices for such party stated on the Data Sheet pursuant to this Paragraph 23. Any return of any access cards or keys or other similar devices shall be made to Landlord’s Managing Agent, at the address stated on the Data Sheet. Landlord’s Managing Agent shall give and receive notices in the manner prescribed by this Section, and a copy of all notices given to Landlord shall be given to Landlord’s Managing Agent in the manner prescribed by this Paragraph 23. For the purposes of this Lease, “Business Day” shall mean a day which is not a Saturday, a Sunday or a legal holiday of the State of Minnesota.
     If and when included within the term “Landlord,” as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address for the receipt of notices and payments to Landlord; if and when included within the term “Tenant,” as used in this instrument, there are more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of such a notice specifying some individual at some specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the terms “Landlord” and “Tenant,” respectively, shall be bound by notices given in accordance with the provisions of this paragraph to the same effect as if each had received such notice.
     24. Hazardous Substances. Tenant shall at all times comply with all applicable local, state and federal laws, ordinances and regulations relating to Hazardous Substances. “Hazardous Substances” means (1) any oil, petroleum product, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances, infectious wastes or substances or any other wastes, materials or pollutants that (A) pose a hazard to the Premises, Building or Property or to persons on or about the Premises, Building or Property or (B) cause the Premises, Building or Property to be in violation of any hazardous materials laws; (2) asbestos in any form which, urea-formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyl, or radon gas; (3) any chemical, materials or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “infectious waste,” or “toxic substances,” or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; (4) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Premises, Building or Property or the owners and/or occupants of property adjacent to or surrounding the Property, or any other person or entity coming upon the Property or adjacent property; and (5) any other chemical, material or substance that may or could pose a hazard to the environment. Tenant shall not: (i) use the Premises, Building or Property for the storage of Hazardous Substances except for such activities that are part of the course of tenant’s ordinary business (the “Permitted Activities”); provided, such Permitted Activities are conducted in accordance with all applicable laws, orders, regulations and ordinances and have been approved in advance in writing by Landlord; (ii) use the Premises, Building or Property as a landfill or dump; or (iii) install any underground tanks of any type at the Property. Tenant shall at its own expense maintain in effect any and all permits, licenses or other governmental approvals, if any, required for Tenant’s use of the Premises and require the same of any subtenants. Tenant shall make and cause any subtenant to make all disclosures required of Tenant by any laws, and shall comply and cause subtenant to comply with all orders concerning Tenant’s use of the Premises issued by any governmental authority having jurisdiction over the Premises and take all action required by such governmental authorities to bring the Tenant’s activities on the Premises into compliance with all environmental and other laws, rules, regulations and ordinances affecting the Premises. If at any time Tenant shall become aware, or have reasonable cause to believe, that any Hazardous Substance has been released or has otherwise come to be located on or beneath the Property, Tenant shall give written notice of that condition to Landlord immediately after Tenant becomes so aware. Tenant shall be responsible for, and shall indemnify, defend and hold Landlord harmless from and against, all environmental claims, demands, damages and liabilities, including, without limitation, court costs and reasonable attorney fees, if any, arising out of, or in connection with, the generation, storage, disposal or other presence of any Hazardous Substance in, on or about the Premises, Building or Property during the Term or that Tenant or its subtenants caused or permitted. The indemnification provided by this Paragraph 24 shall survive the termination of this Lease.
     25. Expense of Enforcement. Tenant shall pay Landlord, upon demand therefor, for all costs and reasonable attorneys’ fees and expenses incurred by Landlord in seeking enforcement against Tenant, any assignee or sublessee of Tenant, or any guarantor of Tenant’s obligations under this Lease, of Tenant’s or such party’s obligations under this Lease, including, without limitation, the collection of Rent and the termination of Tenant’s right to possession of the Premises. Such payment shall constitute Additional Rent payable in accordance with Paragraph 4. Notwithstanding the foregoing, if Landlord commences any action against Tenant, including, without limitation, an action in unlawful detainer, which action settles at or prior to any trial in connection therewith, Landlord shall be entitled to recover from Tenant Landlord’s reasonable attorneys’ fees and disbursements and the same shall be payable by Tenant to Landlord with the next installment of Rent falling due and shall constitute Additional Rent hereunder.
     26. Substitution of Premises. At any time after the execution of this Lease, Landlord may, upon sixty (60) calendar days’ prior written notice delivered to Tenant, substitute for the Premises other premises in Plymouth Business Center (the “New Premises”), in which event the New Premises shall be deemed to be the Premises for all purposes hereunder; provided, however, that:
     (a) The New Premises shall be similar in area and in appropriateness for Tenant’s purposes;
     (b) Base Rent and Tenant’s Proportionate Share of Operating Costs shall be proportionately adjusted to reflect any increase or decrease in size from the Premises to the New Premises; and

     (c) If Tenant is occupying the Premises at the time of any such substitution, Landlord shall pay the expense of moving Tenant, its property and equipment to the New Premises, shall pay an amount not to exceed $1,000.00 to replace Tenant’s professionally printed stock of letterhead, brochures and business cards and shall also pay the expenses of improving the New Premises with improvements substantially similar to those located in the Premises.
     27. Transfer of Landlord’s Interest; Limitation of Liability.
     (a) Transfer of Landlord’s Interest. The term “Landlord” shall mean only the owner, at any time of the Property, and in the event of the transfer by such owner of its interest in the Property, such owner’s grantee or successor shall upon such transfer, become “Landlord” under this Lease. If any owner transfers its interest in the Premises or the Property or any portion thereof, other than a transfer for security purposes, such owner shall automatically be relieved of any and all obligations and liabilities on the part of such owner as “Landlord” accruing after the date of such transfer, including, without limitation, such owner’s obligation to return the Security Deposit following assignment or transfer thereof to such owner’s transferee.
     (b) Limitation of Landlord’s Liability. If Landlord is ever adjudged by any court to be liable to Tenant, Tenant specifically agrees to look solely to Landlord’s interest in the Phase for the recovery of any judgment from Landlord, it being agreed that none of Landlord, its directors, officers, shareholders, managing agents, employees or agents shall be personally liable for any such judgment. In no event shall Landlord ever be liable to Tenant, Tenant’s agents, servants or employees, or to any person or entity claiming by or through Tenant, for any consequential, indirect, special or similar types of damages.
     28. Right of Landlord to Perform. If Tenant shall fail to pay any sum of money other than Rent required to be paid by it under this Lease, or shall fail to perform any other act on its part to be performed under this Lease, Landlord may, but shall not be so obligated, and without waiving or releasing Tenant from any obligations of Tenant, after the end of the fifth calendar day after notifying Tenant of Tenant’s obligation to perform, make any such payment or perform any such other act on Tenant’s part to be made or performed; provided, however, that in the event of emergency, Landlord shall have the right to perform Tenant’s obligations prior to the expiration of the five-day period specified above. If Landlord performs Tenant’s obligations pursuant to this Paragraph 28, Landlord shall have the right to use the Security Deposit to pay such expenses, or pay such expenses directly and reimburse itself from the Security Deposit or to the extent the cost of such performance exceeds the Security Deposit, Landlord may pay for the cost of such performance from its own funds, or from a combination of the Security Deposit and its own funds and all such amounts shall be repaid to Landlord by Tenant as Additional Rent, payable with the next installment of Base Rent falling due.
     29. Miscellaneous.
     (a) Gender; etc. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.
     (b) Binding Effect. The terms, provisions and covenants and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise herein expressly provided. Tenant agrees to furnish promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Lease. Nothing herein contained shall give any other tenant in the Building any enforceable rights either against Landlord or Tenant as a result of the covenants and obligations of either party stated herein.
     (c) Captions. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.
     (d) Estoppel. Tenant agrees from time to time within ten (10) days after request of Landlord, to deliver to landlord, or Landlord’s designee an estoppel certificate in a form designated by Landlord. It is understood and agreed that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of this Lease, and that, if Tenant fails timely to deliver any estoppel certificate contemplated by this subparagraph (d), Tenant shall be liable to Landlord for all losses incurred by Landlord as a result of such failure, including, without limitation, attorneys’ fees and court costs through all appellate levels.

     (e) Amendment. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.
     (f) Survival of Obligations. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term, including without limitation, all payment obligations with respect to Operating Costs and all obligations concerning the condition of the Premises. Upon the expiration or earlier termination of the Term, Tenant shall pay to Landlord the amount as estimated by Landlord, necessary (i) to repair and restore the Premises as provided herein; and (ii) to discharge Tenant’s obligation for Operating Costs or other amounts due Landlord. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied. Any security deposit held by Landlord shall be credited against the amount payable by Tenant under this subparagraph.
     (g) Joint and Several. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several.
     (h) Brokers. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction or that no broker, agent or other person brought about this transaction, other than Tenant’s Broker, if any, listed on the Data Sheet, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.
     (i) Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.
     (j) Offer to Lease. Because the Premises are on the open market and are currently being shown, this Lease shall be treated as an offer and shall not be valid or binding unless and until accepted by Landlord in writing.
     (k) Waiver of Jury Trial; Jurisdiction. EACH OF LANDLORD AND TENANT HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION RELATING TO THIS LEASE. At the option of Landlord, this Lease shall be enforced in any United States District Court for the Federal District of Minnesota or state court of the State of Minnesota sitting in the State of Minnesota, and Tenant consents to the jurisdiction and venue of any such court and waives any argument that venue in such forums is not proper or convenient.
     (l) Complete Agreement. This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties or representations, promises or statements made by Landlord or any agent of landlord, except as expressly stated herein. This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties.
     (m) Governing Law. This Lease, the rights of the parties hereunder and the interpretation hereof shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota, without giving effect to conflict of laws principles thereof.
     (n) Construction. The parties agree that counsel for both parties have reviewed this Agreement. Accordingly, neither party shall be deemed to have drafted this Agreement and it shall not be construed against either party by virtue of the drafting thereof in the event of a dispute.
     30. Exhibits. Exhibits A, B, C[,][and D][and E) attached hereto are hereby incorporated by reference.

     31. Right of First Offer. Provided that Tenant is not then in default under the Lease, Tenant shall have a right to lease those certain premises in the Building commonly referred to as Suite 300, located adjacent to the Premises and consisting of 11,020 rentable square feet (the “Offer Space”) when such Offer Space becomes available for lease during the term of the Lease, subject to and in accordance with, the provisions of this Paragraph 31; it being understood and agreed that for the purposes of this Paragraph 31, “available for lease” shall mean (i) the tenant of said premises (A) as of the expiration date of the term of its lease, has not indicated to Landlord a desire to renew its lease, whether or not said tenant’s lease contained any right of extension or renewal and (B) has no unexercised rights of renewal or expansion as to such premises contained in its lease and (ii) no other tenant has any rights of first offer or expansion as to such premises. In the event Landlord the Offer Space has become available for lease during the term, Landlord shall give written notice thereof to Tenant (the “Notice From Landlord”), which notice shall contain Landlord’s determination of Market Rent (as defined in Paragraph 33 below). Tenant shall have ten (10) days after receipt of the Notice From Landlord within which to deliver to Landlord written notice of Tenant’s exercise of this offer (the “Notice of Exercise”), time being of the essence; provided, that it shall be a condition precedent to the effectiveness of Tenant’s delivery of a Notice of Exercise that Tenant is not in default in the performance of its obligations under the Lease as of the date of Tenant’s delivery of the Notice of Exercise. Except for the terms and conditions specifically set forth in the Notice From Landlord, all terms and conditions of Tenant’s lease of all or a portion of the Offer Space (including the expiration date thereof) shall be as provided in this Lease, except that (i) base rent for the Offer Space shall be the then-current Market Rent, (ii) unless otherwise specified in the Notice From Landlord, the Offer Space shall be leased “AS IS”; and (iii) the term of the lease of the Offer Space shall be three (3) years unless otherwise specified in the Notice From Landlord, in Landlord’s sole discretion (the “Offer Space Term”), it being understood and agreed that if the expiration date of the Offer Space Term will occur after the expiration of the term of the Lease, then, in the Notice of Exercise, Tenant shall specify whether it wishes to extend the term of the Lease such that the expiration date of the term of the Lease shall be coterminous with the expiration date of the Offer Space Term and, in such case, the base rent payable for the Premises for the period commencing on the day after the expiration date of the term of the Lease and continuing through the expiration date of the Offer Space Term shall be the then-current Market Rent for the Offer Space as defined and determined below. The Notice of Exercise shall contain the same essential terms as the terms set forth in the Notice From Landlord and shall be in a form sufficient to serve as a commitment by Tenant to enter into a lease amendment with Landlord containing such terms with respect to the Offer Space as are identified in the Notice From Landlord, together with, if applicable, Tenant’s notice that it wishes to extend the term of the Lease such that the expiration date of the term of the Lease shall be co-terminous with the expiration date of the Offer Space Term as provided in the preceding sentence. Promptly upon Tenant’s delivery of the Notice of Exercise, the parties shall cooperate in the execution of an agreement modifying the terms hereof to include the Offer Space as part of the Premises in accordance with the terms contemplated in such Notice From Landlord, and otherwise in accordance with the provisions of this Paragraph 31. If Tenant fails to deliver the Notice of Exercise within said ten (10) day time period, Tenant shall be deemed to have waived its rights to lease the Offer Space under this Paragraph 31 and shall have no further right to lease the Offer Space. If Tenant waives its right to lease the Offer Space either in writing or pursuant to the preceding sentence, Landlord shall be free to lease the Offer Space thereafter to any party upon any terms. Tenant shall have no right to rescind any Notice of Exercise given as to the Offer Space. The rights of Tenant under this Paragraph 31 shall not be severed from this Lease or separately sold, assigned, or otherwise transferred, and shall expire on the expiration date of the term of the Lease or earlier termination of the Lease and shall not be available to any assignee, sublessee, or successor to Tenant’s interests hereunder.
     32. Right to Renew. Landlord hereby grants to Tenant a one-time option to renew the Lease as to the Premises, as the same may have been expanded pursuant to Paragraph 31 hereof, upon the terms and conditions of this Paragraph 32 if:
     (a) Tenant is not in default under this Lease beyond any time to cure at the time such option is exercised; and
     (b) Tenant gives Landlord written notice of the exercise of the renewal of this Lease not later than nine (9) months prior to the end of the Term (the “Renewal Notice of Exercise”), time being of the essence. Tenant’s failure to deliver the Renewal Notice of Exercise to Landlord during the notice period specified in this subparagraph (b) shall be deemed a waiver of Tenant’s right to exercise its option to renew. Landlord and Tenant agree that if, prior to the date Tenant delivers the Renewal Notice of Exercise, Tenant has leased any Offer Space (as defined in Paragraph 31 hereof), the Renewal Notice of Exercise and the subsequent renewal of this Lease pursuant to this Paragraph 32 shall include and be applicable to such Offer Space. Landlord and Tenant further agree that, unless expressly provided in said Paragraph 31, any right of first offer granted by said Paragraph 31 shall expire as of the original Expiration Date of this Lease and shall not be available during the renewal term.]
If Tenant elects to renew this Lease under this Paragraph 31, the following terms and conditions shall apply:

     (x) the renewal term in question shall commence upon the expiration of the Term and continue thereafter for a period of thirty-six (36) months;
     (y) Base Rent for the Premises for the renewal term shall be Market Rent (as defined in Paragraph 33 below);
     (z) all of the other terms and conditions contained in this Lease, as it may have been amended from time to time, shall be as set out in this Lease, it being understood that there shall be no rights of renewal or extension except as provided in this Paragraph 32, and, upon the exercise of the right of renewal granted by this Paragraph 32, this Paragraph 32 shall be of no further force or effect and Tenant shall have no right to further renew or extend the Term at the expiration of the renewal term.
     Within fifteen (15) days after request thereof from Landlord. Tenant shall execute and deliver to Landlord those instruments which Landlord may request to evidence the renewal described in this Paragraph 32. The rights of Tenant under this Paragraph 32 shall not be severed from this Lease or separately sold, assigned, or otherwise transferred, and shall expire on the expiration or earlier termination of this Lease. In addition to the foregoing, the renewal option contemplated by this Paragraph 32 shall automatically terminate and become null and void and of no further force and effect upon the earliest to occur of (i) the expiration or termination of this Lease, (ii) the termination of the Tenant’s right to possession of the Premises, or (iii) the failure of Tenant to timely or properly exercise the rights granted by this Paragraph 32. The right contemplated by this Paragraph shall not survive the expiration or termination of this Lease, and shall not be available to any assignee, subtenant, or successor to Tenant’s interests hereunder.
     33. Market Rent. “Market Rent” means the amount of base rent, which may or may not include concessions, improvements and other matters (exclusive of Operating Costs) which Landlord would receive by then renting similar space (including similar square footage) for premises in the project in which the Building is located. If (a) Tenant has delivered a Renewal Notice of Exercise, within forty-five (45) days after Landlord’s receipt of the Renewal Notice of Exercise, Landlord shall deliver to Tenant its determination of Market Rent for the renewal term, or (b) Landlord delivers a Notice From Landlord, Landlord shall include therein Landlord’s its determination of Market Rent for the Offer Space (in either case, the “Market Rent Notice”). If Tenant does not agree with Landlord’s determination of Market Rent as set forth in the Market Rent Notice, Tenant shall so notify Landlord in writing within ten (10) days after Tenant’s receipt of the Market Rent Notice (“Tenant’s Notice”). Landlord and Tenant shall, for ten (10) days after Landlord’s receipt of Tenant’s Notice, negotiate in good faith to come to an agreement as to Market Rent for the renewal term or for the Offer Space, as the case may be. If Landlord and Tenant are unable to agree upon Market Rent within said ten day period, then, within ten (10) days commencing on the day after the expiration of the ten-day negotiating period, Landlord shall, acting in good faith, choose a person reasonably acceptable to Tenant, experienced in commercial real estate, knowledgeable about commercial real estate rents regarding office/tech/industrial properties in the northwest quadrant of the Minneapolis/St. Paul metropolitan area and unrelated to any of Landlord, Tenant, Landlord’s Managing Agent or Tenant’s Broker and shall refer the matter to such person (the “Expert”), who shall be deemed to be acting as an expert and not as an arbitrator or appraiser. The Expert shall make a determination of Market Rent as expeditiously as possible, but in no event later than thirty (30) days after referral of the matter to him or her, which determination shall be conclusive and binding on the parties. The parties shall evenly split the costs of the Expert. Tenant’s failure to give Tenant’s Notice within the time period provided above shall be deemed an acceptance of Landlord’s determination of Market Rent, and the Term shall be deemed renewed pursuant to the Market Rent Notice.
     IN WITNESS WHEREOF, the parties have executed this Lease as of the Date of Lease.

ST. PAUL PROPERTIES, INC.		KIPS BAY MEDICAL, INC.

By:	/s/ R. William Inserra	By:	/s/ Manny Villafana
	Name: R. William Inserra		Name: M.A. Villafana
	Title: V.P. Asset Management		Title: Chairman and CEO

EXHIBIT A
PREMISES

A-1

EXHIBIT B
WORK LETTER
[Landlord Performs Work]
[Allowance]
     This Work Letter (“Work Letter”) is dated 7/6/2007, and is a part of that certain Lease Agreement (the “Lease”) between KIPS BAY MEDICAL, INC., a Delaware corporation, as “Tenant” and ST. PAUL PROPERTIES, INC., a Delaware corporation, as “Landlord,” relating to certain demised premises (“Premises”) at that certain building having a street address of 3405 Annapolis Lane, Plymouth, Minnesota, 55447 (the “Building”), which Premises are more fully identified in the Lease. Capitalized terms used herein, unless otherwise defined in this Work Letter, shall have the respective meanings ascribed to them in the Lease.
     1. Tenant’s Initial Plans; the Work. Tenant desires Landlord to perform certain leasehold improvement work in the Premises in substantial accordance with the plan or plans (collectively, the “Initial Plan”) prepared by Mohagen Hansen Architects dated 5/9/2007 a copy or copies is/are attached hereto as Schedule 1. Such work, as shown in the Initial Plan and as more fully detailed in the Working Drawings (as defined and described in Paragraph 2 below), shall be hereinafter referred to as the “Work.” Not later than 8/1/2007 Tenant shall furnish to Landlord such additional plans, drawings, specifications and finish details as Landlord may reasonably request to enable Landlord’s architects and engineers to prepare mechanical, electrical and plumbing plans and to prepare the Working Drawings, including a final telephone layout and special electrical connection requirements, if any. All plans, drawings, specifications and other details describing the Work which have been or are hereafter furnished by or on behalf of Tenant shall be subject to Landlord’s approval, which Landlord agrees shall not be unreasonably withheld. Landlord shall not be deemed to have acted unreasonably if it withholds its approval of any plans, specifications, drawings or other details or of any Additional Work (as defined in Paragraph 7 below) because, in Landlord’s reasonable opinion, the work, as described in any such item, or the Additional Work, as the case may be: (a) is likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (b) might impair Landlord’s ability to furnish services to Tenant or other tenants in the Building; (c) might, in Landlord’s sole opinion, adversely affect Landlord’s ability to re-lease the Premises; (d) would increase the cost of operating the Building; (e) would violate any governmental laws, rules or ordinances (or interpretations thereof); (f) contains or uses hazardous or toxic materials or substances; (g) would adversely affect the appearance of the Building; (h) might adversely affect another tenant’s premises; (i) is prohibited by any ground lease affecting the Building or any mortgage or other instrument encumbering the Building; or (j) is likely to be substantially delayed because of unavailability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work. The foregoing reasons, however, shall not be the only reasons for which Landlord may withhold its approval, whether or not such other reasons are similar or dissimilar to the foregoing. Neither the approval by Landlord of the Work or the Initial Plan or any other plans, drawings, specifications or other items associated with the Work nor Landlord’s performance, supervision or monitoring of the Work shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Premises.
     2. Working Drawings. If necessary for the performance of the Work and not included as part of the Initial Plan, Landlord shall prepare or cause to be prepared final working drawings and specifications for the Work (the “Working Drawings”) based on and consistent with the Initial Plan and the other plans, drawings, specifications, finished details and other information furnished by Tenant to Landlord and approved by Landlord pursuant to Paragraph 1 above. So long as the Working Drawings are consistent with the Initial Plan, Tenant shall approve the Working Drawings within three (3) days after receipt of same from Landlord by initialing and returning to Landlord each sheet of the Working Drawings or by executing Landlord’s approval form then in use, whichever method of approval Landlord may designate.
     3. Performance of the Work; Allowance. Except as hereinafter provided to the contrary, Landlord shall cause the performance of the Work using (except as may be stated or shown otherwise in the Working Drawings) building standard materials, quantities and procedures then in use by Landlord (“Building Standards”). Landlord shall pay for a portion of the “Cost of the Work” (as defined below) in an amount not to exceed $49,900.00 (the “Allowance”), and Tenant shall pay for the entire Cost of the Work in excess of the Allowance. Tenant shall not be entitled to any credit, abatement or payment from Landlord in the event that the amount of the Allowance specified above exceeds the Cost of the Work. For purposes of this Agreement, the term “Cost of the Work” shall mean and include any and all costs and expenses of the Work, including, without limitation, the cost of the Initial Plan, the Working Drawings, the cost of an employee of Landlord or Landlord’s Managing Agent acting as tenant coordinator/construction manager and all labor (including overtime) and materials constituting the Work.
     4. Payment. Prior to commencing the Work, Landlord shall submit to Tenant a written statement of the total Cost of the Work (which shall include the amount of any overtime projected as necessary to substantially complete the Work by the

Commencement Date specified in the Lease) as then known by Landlord, and such statement shall indicate the amount, if any, by which the total Cost of the Work exceeds the Allowance (the “Excess Costs”). Tenant agrees, within three (3) days after submission to it of such statement, to execute and deliver to Landlord, in the form then in use by Landlord, an authorization to proceed with the Work, and Tenant shall also then pay to Landlord an amount equal to the Excess Costs. No Work shall be commenced until Tenant has fully complied with the preceding provisions of this Paragraph 4. In the event, and each time, that any change order by Tenant, unknown field condition, delay caused by acts beyond Landlord’s control or other event or circumstance causes the Cost of the Work to be increased after the time that Landlord delivers to Tenant the aforesaid initial statement of the Cost of the Work, Landlord shall deliver to Tenant a revised statement of the total Cost of the Work, indicating the revised calculation of the Excess Costs, if any. Within three (3) days after submission to Tenant of any such revised statement, Tenant shall pay to Landlord an amount equal to the Excess Costs, as shown in such revised statement, less the amounts previously paid by Tenant to Landlord on account of the Excess Costs, and Landlord shall not be required to proceed further with the Work until Tenant has paid such amount. Delays in the performance of the Work resulting from the failure of Tenant to comply with the provisions of this Paragraph 4 shall be deemed to be delays caused by Tenant.
     5. Substantial Completion. Landlord shall cause the Work to be “substantially completed” on or before the scheduled date of commencement of the Term subject to delays caused by strikes, lockouts, boycotts or other labor problems, casualties, discontinuance of any utility or other service required for performance of the Work, unavailability or shortages of materials or other problems in obtaining materials necessary for performance of the Work or any other matter beyond the control of Landlord (or beyond the control of Landlord’s contractors or subcontractors performing the Work) and also subject to “Tenant Delays” (as defined and described in Paragraph 6 of this Work Letter). The Work shall be deemed to be “substantially completed” for all purposes under this Work Letter and the Lease if and when Landlord’s general contractor issues a written certificate to Landlord and Tenant, certifying that the Work has been substantially completed (i.e., completed except for “punchlist” items listed in such architect’s certificate) in substantial compliance with the Working Drawings, or when Tenant first takes occupancy of the Premises, whichever first occurs. If the Work is not deemed to be substantially completed on or before the scheduled date of the commencement of the Term, (a) Landlord agrees to use reasonable efforts to complete the Work as soon as practicable thereafter, (b) the Lease shall remain in full force and effect, (c) Landlord shall not be deemed to be in breach or default of the Lease or this Work Letter as a result thereof and Landlord shall have no liability to Tenant as a result of any delay in occupancy (whether for damages, abatement of Rent or otherwise), and (d) except in the event of Tenant Delays and notwithstanding anything contained in the Lease to the contrary, the Commencement Date of the Term shall be extended to the date on which the Work is deemed to be substantially completed and the Expiration Date of the Term shall be extended by the number of days by which the Commencement Date was extended together with the number of days required to make the Term expire on the next occurring last day of the month. At the request of either Landlord or Tenant in the event of such extensions in the commencement and expiration dates of the Term, Tenant and Landlord shall execute and deliver an amendment to the Lease reflecting such extensions. Landlord agrees to use reasonable diligence to complete all punchlist work listed in the aforesaid general contractor’s certificate promptly after substantial completion.
     6. Tenant Delays. There shall be no extension of the scheduled commencement or expiration date of the Term (as otherwise permissibly extended under Paragraph 5 above) if the Work has not been substantially completed on said scheduled commencement date by reason of any delay attributable to Tenant (“Tenant Delays”), including without limitation:
     (a) the failure of Tenant to furnish all or any plans, drawings, specifications, finish details or the other information required under Paragraph 1 above on or before the date stated in Paragraph 1;
     (b) the failure of Tenant to grant approval of the Working Drawings within the time required under Paragraph 2 above;
     (c) the failure of Tenant to comply with the requirements of Paragraph 4 above;
     (d) Tenant’s requirements for special worker materials, finishes, or installations other than the Building Standards or Tenant’s requirements for special construction staging or phasing;
     (e) the performance of any Additional Work (as defined in Paragraph 7 below) requested by Tenant or the performance of any work in the Premises by any person, firm or corporation employed by or on behalf of Tenant, or any failure to complete or delay in completion of such work; or
     (f) any other act or omission of Tenant.

     7. Additional Work. Upon Tenant’s request and submission by Tenant (at Tenant’s sole cost and expense) of the necessary information and/or plans and specifications for work other than the Work described in the Working Drawings (“Additional Work”) and the approval by Landlord of such Additional Work, which approval Landlord agrees shall not be unreasonably withheld, Landlord shall perform such Additional Work, at Tenant’s sole cost and expense, subject, however, to the following provisions of this Paragraph 7. Prior to commencing any Additional Work requested by Tenant, Landlord shall submit to Tenant a written statement of the cost of such Additional Work, and, concurrently with such statement of cost, Landlord shall also submit to Tenant a proposed tenant extra order (the “TEO”) for the Additional Work in the standard form then in use by Landlord. Tenant shall execute and deliver to Landlord such TEO and shall pay to Landlord the entire cost of the Additional Work within five (5) days after Landlord’s submission of such statement and TEO to Tenant. If Tenant fails to execute or deliver such TEO or pay the entire cost of such Additional Work within such 5-day period, then Landlord shall not be obligated to do any of the Additional Work and may proceed to do only the Work, as specified in the Working Drawings.
     8. Tenant Access. Landlord, in Landlord’s reasonable discretion and upon request by Tenant, may grant to Tenant a license to have access to the Premises prior to the date designated in the Lease for the commencement of the Term to allow Tenant to do other work required by Tenant to make the Premises ready for Tenant’s use and occupancy (the “Tenant’s Pre-Occupancy Work”). It shall be a condition to the grant by Landlord and continued effectiveness of such license that:
     (a) Tenant shall give to Landlord a written request to have such access to the Premises not less than five (5) days prior to the date on which such access will commence, which written request shall contain or shall be accompanied by each of the following items, all in form and substance reasonably acceptable to Landlord: (i) copies of all plans and specifications pertaining to Tenant’s Pre-Occupancy Work; (ii) copies of all licenses and permits required in connection with the performance of Tenant’s Pre-Occupancy Work; (iii) certificates of insurance (in amounts satisfactory to Landlord and with the parties identified in, or required by, the Lease named as additional insureds) and instruments of indemnification against all claims, costs, expenses, damages and liabilities which may arise in connection with Tenant’s Pre-Occupancy Work; and (iv) assurances of the ability of Tenant to pay for all of Tenant’s Pre-Occupancy Work and/or a letter of credit or other security deemed appropriate by Landlord securing Tenant’s lien-free completion of Tenant’s Pre-Occupancy Work.
     (b) Such pre-Term access by Tenant and its representatives shall be subject to scheduling by Landlord.
     (c) Tenant’s employees, agents, contractors, workers, mechanics, suppliers and invitees shall work in harmony and not interfere with Landlord or Landlord’s agents in performing the Work and any Additional Work in the Premises, Landlord’s work in other premises and in common areas of the Building, or the general operation of the Building. If at any time any such person representing Tenant shall cause or threaten to cause such disharmony or interference, including labor disharmony, and Tenant fails to immediately institute and maintain such corrective actions as directed by Landlord, then Landlord may withdraw such license upon twenty-four (24) hours’ prior written notice to Tenant.
     (d) Any such entry into and occupancy of the Premises by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, specifically the provisions regarding Tenant’s improvements and alterations to the Premises, and excluding only the covenant to pay Rent. Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s Pre-Occupancy Work made in or about the Premises or to property placed therein prior to the commencement of the Term, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to the Premises or to any portion of the Work or Additional Work caused by Tenant or any of Tenant’s employees, agents, contractors, workmen or suppliers. In the event that the performance of Tenant’s Pre-Occupancy Work causes extra costs to Landlord or extraordinary use of Building services. Tenant shall reimburse Landlord for such extra cost and/or shall pay Landlord for such elevator service or other Building services at Landlord’s standard rates then in effect.
     9. Lease Provisions. The terms and provisions of the Lease, insofar as they are applicable to this Work Letter, are hereby incorporated herein by reference. All amounts payable by Tenant to Landlord hereunder shall be deemed to be additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all of the rights and remedies provided for in the Lease.
     10. Miscellaneous.
     (a) This Work Letter shall be governed by the laws of the State of Minnesota.

     (b) This Work Letter may not be amended except by a written instrument signed by the party or parties to be bound thereby.
     (c) Notices under this Work Letter shall be given in the same manner as under the Lease.
     (d) The headings in this Work Letter herein are for convenience only.
     (e) This Work Letter sets forth the entire agreement of Tenant and Landlord regarding the Work.
     (f) In the event that the final working drawings and specifications are included as part of the Initial Plan attached hereto, or in the event Landlord performs the Work without the necessity of preparing working drawings and specifications, then whenever the term “Working Drawings” is used in this Agreement, such term shall be deemed to refer to the Initial Plan and all supplemental plans and specifications approved by Landlord.
     11. Limitation of Landlord’s Liability. If Landlord is ever adjudged by any court to be liable to Tenant, Tenant specifically agrees to look solely to Landlord’s interest in the Phase for the recovery of any judgment from Landlord, it being agreed that none of Landlord, its directors, officers, shareholders, managing agents, employees or agents shall be personally liable for any such judgment. In no event shall Landlord ever be liable to Tenant, Tenant’s agents, servants or employees, or to any person or entity claiming by or through Tenant, for any consequential, indirect, special or similar types of damages.
     12. Lease Provisions. The terms and provisions of the Lease are hereby amended and supplemented. In the event of any conflict between the provisions of the Lease and the provisions of this Work Letter, the provisions of this Work Letter shall control. The pursuit of any remedies by Tenant in connection with any breach by Landlord of its obligations under this Work Letter shall be subject to the provisions of Paragraph 11 hereof and subject to any other limitations stated in the Lease.

SCHEDULE 1
COPIES OF INITIAL PLAN
Type description of Initial Plans on this cover sheet and attach copies of such plans after this page.

Sched. 1-1

Sched. 1-2

EXHIBIT C
RULES AND REGULATIONS FOR
PLYMOUTH BUSINESS CENTER
     1. The sidewalks, passages and stairways, if any, shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Premises. The passages, entrances, stairways, if any, balconies, if any, and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests to the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to person with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities. Tenant and its employees shall not go upon the roof of the Building without the written consent of the Landlord.
     2. The sashes, sash doors, windows, glass lights and any lights or skylights that reflect or admit light into halls, from the building exterior or other places into the building shall not be covered or obstructed. Any curtains, blinds, shades, or screens attached or hung to any of the prior mentioned areas must have prior approval of Landlord. Landlord will provide standard window coverings on exterior windows and other glass if appropriate and Landlord reserves the right to regulate position of such coverings.
     3. In case of invasion, riot, public excitement or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same. Landlord shall in no case be liable for damages for the admission or exclusion of any person to or from the Building. Landlord has the right to evacuate the Building in the event of an emergency or catastrophe.
     4. Two door keys for doors to leased premises shall be furnished at the commencement of a lease by Landlord. All duplicate keys shall be purchased only from the Landlord. One security card per each of Tenant’s employees so authorized by Tenant will be issued for all approved personnel to permit after-hour access, and Landlord reserves the right to assess a fee to Tenant for the replacement of lost keys or cards. Tenant shall not alter any lock, or install new or additional locks or bolts, on any door without the prior written approval of Landlord. In the event such alteration or installation is approved by Landlord, Tenant shall supply Landlord with a key for any such lock or bolt. Tenant, upon the termination of the tenancy, shall deliver to Landlord all the keys, locks, bolts, cabinets, safes or vaults, or the means of opening any lockable device and security cards of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have had made, and in the event of loss of any keys or security cards so furnished shall pay the Landlord therefor.
     5. All deliveries, including intra-company deliveries, must be made via service entrances. Tenant agrees to adhere to floor loading maximum levels as stated by Landlord. All damage done to the Building by the delivery or removal of such items, or by reason of their presence in the Building, shall be paid to Landlord upon demand by Tenant and shall constitute Additional Rent under the Lease.
     6. Parking area and parking policies will be established by Landlord, and Tenant agrees to adhere to said policies. UPON A COMPLAINT BY TENANT AND OTHER TENANTS OF THE BUILDING AND AT ANY OTHER TIME, Landlord reserves the right to IMPLEMENT AND institute new parking policies as they are determined to benefit overall Building operations. Tenant agrees to leave no cars, vans or other vehicles overnight or over any weekend in any parking area. Tenant further agrees that its employees will not park in the visitor parking areas at any time.
     7. If Tenant desires signal, communication, alarm or other utility or service connection installed or changed, the same shall be made at the expense of Tenant, with approval and under direction of Landlord, it being understood and agreed that (a) no audible alarm shall be installed unless specifically approved in writing by Landlord prior to installation; and (b) only Tenant shall be obligated to respond to such signal, communication, alarm or other utility or service connection, and none of Landlord, Landlord’s Managing Agent or other employee, agent or contractor of Landlord shall, under any circumstances have any obligation to Tenant or others to respond to such alarm or be liable to Tenant or any party claiming by or through Tenant for any failure to do so. Any installations, and the boring or cutting for wires, shall be made at the sole cost and expense of Tenant and under control and direction of Landlord. Landlord retains in all cases the right to require (x) the installation and use of such electrical-protecting devices that prevents the transmission of excessive current or electricity into or transmission of excessive current or electricity into or through the Building (y) the changing of wires and of their installation and arrangement underground or otherwise as Landlord may direct, and (z) compliance on the part of all using or seeking access to such wires with such rules as Landlord may establish relating thereto. All such wires used by Tenant must be clearly tagged at the distribution boards and junction box and elsewhere in the Building, with (h)

the number of the Premises to which said wires lead, (i) the purpose for which said wires are used and j) the name of the company operating same.
     Tenant agrees to instruct all approved communication, and computer and other cabling installers to attach cable in wire hangers from the deck or in any designated building floor or ceiling system cable location. Tenant will not allow installers to lay any cabling on top of the suspended layer ceiling system.
     8. Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electrical facilities or any part of appurtenances of the Premises.
     9. Tenant assumes full responsibility for protecting its space from theft, robbery, and pilferage, which includes keeping doors locked and other means of entry to the space closed and secured. Landlord shall be in no way responsible to Tenant, its agents, employees, licensees, contractors or invitees for any loss of property from the Premises or public areas or for any damages to any property thereon front any cause whatsoever.
     10. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises without the prior written permission of the Landlord. Tenant shall not place in or move about the Premises any safe or other heavy article which, in Landlord’s reasonable opinion may damage the Premises (including the slab) or overload the floor of the Premises, shall not mark on or drive nails, screw or drill into the partitions, woodwork or plaster (except as may be incidental to the hanging of wall decorations) and shall not in any way deface the Premises or any part thereof.
     11. No person or contractor not employed by Landlord shall be used to perform window washing, decorating, repair or other work in the leased Premises without the express written consent of Landlord.
     12. The directories of the Building shall be used exclusively for the display of the name and location only of the tenants of the Building, including Tenant, and will be provided at the expense of Landlord. Any additional names requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.
     13. Tenant shall not and shall ensure that its agents, servants, employees, licensees, contractors or invitees shall not:
     (a) enter into or upon the roof of the Building or any storage, electrical or telephone closet, or heating, ventilation, air-conditioning, mechanical or elevator machinery housing areas;
     (b) use any additional method of heating or air conditioning the Premises, including, without limitation, space heaters of any kind or nature;
     (c) sweep or throw any dirt or other substance into ANY passageway, sidewalk or parking area;
     (d) bring in or keep in or about the Premises any firearms, vehicles, bicycles, motorcycles or animals of any kind;
     (e) deposit any trash, refuse or other substance of any kind within or out of the Building, except in the refuse containers provided therefor;
     (f) permit the operation any device that may produce an odor, cause music, vibrations of air waves to be heard or felt outside the Premises, or which may emit electrical waves that shall impair radio, television or any other form of communication system; or
     (g) permit the carrying of a lighted cigar, cigarette, pipe or any other lighted smoking equipment or permit smoking of cigarettes, cigars or pipes (i) in the common areas of the Building, including, without limitation, restrooms, except common areas which have been designated by Landlord in writing as smoking areas; or (ii) within ten (10) yards of any door leading into the Building or any building comprising a part thereof.
     14. Tenant will not install any radio or television antennas or receptor dish or any device on the roof or grounds without the prior written approval of Landlord. Tenant understands that rentals are charged for roof space in the event any roof installation is approved in writing by Landlord. Landlord reserves the right to require removal of any approved installed device in the event it is necessary to do so in Landlord’s opinion.
     15. No sign, light, name placard, poster advertisement or notice visible from the exterior of any demised premises, shall be placed, inscribed, painted or affixed by Tenant on any part of the Building without the prior written approval of Landlord. All signs or letterings on doors, or otherwise, approved by Landlord shall be inscribed, painted or affixed at the sole cost and expense of Tenant, by a person approved by Landlord.
     16. The toilet-rooms, toilet, urinals, wash bowls and water apparatus shall not be used for any purpose other than those for which they were constructed or installed, and no sweeping, rubbish, chemicals or other unsuitable substances shall be thrown or placed therein. Tenant shall bear the expense of repairing and cleaning up any breakage, stoppage or damage resulting from violation(s) of this rule by Tenant or its agents, servants, employees, invitees, licensees or visitors.
     17. Tenant must have Landlord’s prior written consent before using the name of the Building and/or pictures of the Building in advertising or other publicity.
     18. Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Building, and shall not exhibit, sell or offer to sell, use, rent or exchange in or from the Premises unless ordinarily embraced within Tenant’s use of the Premises specified herein.
     19. Tenant shall not do any cooking in the Premises, except that Tenant may install a microwave oven and coffee makers for the use of its employees in the Premises. Under no circumstances shall Tenant install or use any hot plates.
     20. No portion of Tenant’s area or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.
     21. Landlord has the right to enact trash removal and trash recycling rules and regulations as necessary to control trash removal costs or as required by the laws of the State of Minnesota and/or the United States of America. Tenant agrees to adhere to such trash removal regulations and to any and all modifications thereof issued by Landlord from time to time.
     22. Tenant will refer all contractors, contractors’ representatives and installation technicians rendering any service to Tenant to Landlord for Landlord’s supervision, approval and control before performance of any contractual service. This provision shall apply to any work performed in the Building including installations of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.
     23. Tenant shall not permit picketing or other union activity involving its employees in the Building except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.
     24. Tenant shall not conduct, or permit to be conducted on or from the Premises, any auction of Tenant’s personal property, any liquidation sale, any going-out-of-business sale or other similar activity.
     25. Landlord reserves the right to rescind, make reasonable amendments, modifications and additions to the rules and regulations heretofore set forth, and to make additional reasonable rules and regulations, as in Landlord’s sole judgment may from time-to-time be needed for the safety, care, cleanliness and preservation of good order of the Building. Landlord shall not be responsible for any violation of the foregoing rules and regulations by other tenants of the Building and shall have no obligation to enforce the same against other tenants.

EXHIBIT D
Plymouth Business Center
Signage Criteria
There is a uniform sign policy. It is as follows:
FRONT ENTRANCE DOOR
White Vinyl Applied Letters Only
“2 Maximum Height
Helvetica Letters
Two or Three Lines Only
Logos, Script, or Color Variations
REAR OVERHEAD DOOR
Black Vinyl Applied Letters Only
6” Maximum Height
Helvetica Letters
One or Two Lines Only
Logos, Script, or Color Variations
REAR ENTRANCE/HOLLOW METAL DOOR
Black Vinyl Applied Letters Only
2# Maximum Height
Helvetica Letters
Two or Three Lines Only
No Logos, Script, or Color Variations
FRONT OVERHEAD SIGN
Freeway Exposure (mounted below wallpack lighting)
4’ x 8’ Black Acrylic Background Panel
White or Gray Copy Only
Logo Reproduction Permitted
Non-Freeway Exposure (mounted adjacent to entrance door)
2.5’ x 3.5’ Black Acrylic Background Panel
White or Gray copy Only
Logo Reproduction Permitted
NOTE:
Signage must meet Landlord approval prior to installation.
Signage contractor must obtain permit from City if required.

EXHIBIT E
COMMENCEMENT CONFIRMATION
[Date)

Tenant Name:	KIPS BAY MEDICAL, INC.
Building Address:	Suite , 3405 Annapolis Lane, Plymouth, Minnesota 55447
St. Paul Properties, Inc. and Kips Bay Medical, Inc. hereby confirm that the following are the respective dates required to be specified with regard to the Data Sheet of that certain lease dated July ___, 2007, between them for the Premises described therein.
Commencement Date:
Expiration Date:

ST. PAUL PROPERTIES, INC.		KIPS BAY MEDICAL, INC.

By:		By:

	Name:		Name:
	Title:		Title:

October 22, 2009
Kips Bay Medical, Inc.
3405 Annapolis Lane Suite 205
Attn: Bonnie Hutterer
Plymouth, MN 55447
RE: Original Lease dated July 26, 2007 for 3405 Annapolis Lane Suite 205
Dear Ms. Bonnie Hutterer:
This letter is to inform you that the landlord under your lease, St. Paul Properties, Inc. (“SPP”), has merged with and into its single shareholder, St. Paul Fire and Marine Insurance Company (“SPFM”). SPP and SPVM are both wholly owned subsidiaries of The Travelers Companies, Inc. As a result of this merger, SPFM becomes your landlord without the need for any amendment to your lease.
Accordingly, beginning with the December 1, 2009 rental payments and beyond should be made payable and mailed to:
St. Paul Fire and Marine Insurance Co.
c/o NorthMarq Real Estate Services
SDS-12-1269 PO Box 86
Minneapolis, MN 55486-2659
The merger was done simply to streamline the organizational structure of SPFM. There will be no changes to you as tenant as a result of the merger. We will continue to manage the property on behalf of SPFM, and SPFM will succeed to all obligations of SPP under your Lease.
Please call if you have any questions. We appreciate having you as a tenant and look forward to serving you on a continued basis.
Very truly yours,
/s/ Jan Jetland Murphy
Jan Jetland Murphy
Senior Property Manager
NorthMarq Real Estate Services

i

DATA SHEET

DATE OF LEASE:	July 26, 2007

LANDLORD:	ST. PAUL PROPERTIES. INC., a Delaware corporation

LANDLORD’S ADDRESS FOR RENT:	St. Paul Properties, Inc. C/o United Properties LLC
NW-9044
P.O. Box 1450
Minneapolis, Minnesota 55485-9044

TENANT:	KIPS BAY MEDICAL, INC. a Delaware corporation

TENANT’S ADDRESS:	Suite 200, 3405 Annapolis Lane, Plymouth, Minnesota, 55447

PREMISES:	Approximately 4,948 rentable square feet, as designated on Exhibit A.

COMMENCEMENT DATE:	September 1, 2007, as the same may be modified pursuant to Paragraph 1 of the lease agreement and Exhibit E.

EXPIRATION DATE:	August 31, 2010, as the same may be modified pursuant to Paragraph 1 of the lease agreement and Exhibit E.

TERM:	Thirty six (36) months, beginning on the Commencement Date, and ending on the Expiration Date, unless earlier terminated as provided in the lease agreement.

BASE RENT:	Base Rent shall be due hereunder as follows:

Period	Annual Base Rent	Monthly Base Rent
9/1/07 — 8/31/10	$56,901.96	$4,741.83

USE:	Office/Tech

ADDRESSES FOR NOTICES:	Landlord:	with a copy to Landlord’s Managing Agent:

	St. Paul Properties, Inc.	United Properties LLC
	385 Washington Street	3500 West 80th Street, Suite 200
	St. Paul, Minnesota 55102	Bloomington, Minnesota 55431
	Attn: Vice President, Asset Management	Attn: Vice President, Property Management

	Tenant (prior to Commencement Date:	Tenant (after Commencement Date):
Kips Bay Medical, Inc.
3405 Annapolis Lane North, Suite
Plymouth, Minnesota 55447
	Attention:	Attention:

SECURITY DEPOSIT:	$ 6,803.50

PHASE:	Phase VI, Plymouth Business Center, consisting of one building with a rentable square footage of 71,082.

TENANT’S PROPORTIONATE SHARE:	Six and ninety six one hundredths percent (6.96%), of Phase VI, Plymouth Business Center.

BUILDING:	3405 Annapolis Lane, Plymouth, Minnesota, the building in which the Premises are located, which building is a part of Phase VI, Plymouth Business Center.

TENANT’S BROKER:	United Properties, LLC, Dave Paradise
The information in this Data Sheet is incorporated in and made apart of this lease agreement.